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                                                                     Exhibit 1.1


                                                                  EXECUTION COPY

                         PUEBLO XTRA INTERNATIONAL, INC.

                                   $85,000,000
                      9 1/2% SERIES B SENIOR NOTES DUE 2003

                               PURCHASE AGREEMENT


                                                                  April 24, 1997

NationsBanc Capital Markets, Inc.
Scotia Capital Markets (USA), Inc.
As Representatives of the Initial Purchasers
c/o NationsBanc Capital Markets, Inc.
100 North Tryon Street
Charlotte, North Carolina   28255

 Ladies and Gentlemen:

            Pueblo Xtra International, Inc., a Delaware corporation (the "Company"), proposes to issue and sell to the parties named in Schedule I hereto (the "Initial Purchasers" and, individually, each an "Initial Purchaser"), for whom you are acting as representatives (the "Representatives"), $85,000,000 principal amount of its 9 1/2% Series B Senior Notes Due 2003 (the "Notes"). The Notes are to be issued under an indenture (the "Indenture") to be dated as of April 29, 1997 between the Company and United States Trust Company of New York, as trustee (the "Trustee"). If you are the only Initial Purchasers, all references herein to the Representatives shall be deemed to be to the Initial Purchasers.

            The sale of the Notes to the Initial Purchasers will be made without registration of the Notes under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon exemptions from the registration requirements of the Securities Act. You have advised the Company that the Initial Purchasers will offer and sell the Notes purchased by them hereunder in accordance with Section 4 hereof as soon as you deem advisable. The Notes will have the benefit of certain registration rights, pursuant to a Registration Rights Agreement, to be dated as of April 29, 1997, between the Company and the Initial Purchasers (the "Registration Rights Agreement").

            In connection with the sale of the Notes, the Company has prepared a preliminary offering memorandum, dated April 4, 1997, (the "Preliminary Memorandum") and a final offering memorandum, dated April 24, 1997 (the "Final Memorandum"). Each of the Preliminary Memorandum and the Final Memorandum sets forth certain information concerning the Company and the Notes. The Company hereby confirms that it has authorized the use of the Preliminary Memorandum and the Final Memorandum, and any amendment or supplement thereto, in connection with the offer and sale of the
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Notes by the Initial Purchasers. Unless stated to the contrary, all references herein to the Final Memorandum are to the Final Memorandum at the Execution Time (as defined below) and are not meant to include any amendment or supplement, or any information incorporated by reference therein, subsequent to the Execution Time.

            At or prior to the Execution Time, the Company is entering into an amended and restated Credit Agreement dated as of July 21, 1993 among the Company and certain of its subsidiaries and The Bank of Nova Scotia and NationsBank, N.A. (South) as Agents for the Banks party thereto (the "New Bank Credit Agreement").

            1. Representations and Warranties. The Company represents and warrants to the Initial Purchasers as set forth below in Section 1 of this Purchase Agreement (the "Agreement").

            (a) The Preliminary Memorandum, at the date thereof, did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Final Memorandum, at the date hereof, does not, and at the Closing Date (as defined below) will not (or, if amended or supplemented, the Final Memorandum as amended or supplemented at the date of any such amendment or supplement and at the Closing Date, will not), contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representation or warranty as to the information contained in or omitted from the Preliminary Memorandum or the Final Memorandum, or any amendment or supplement thereto, in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of the Initial Purchasers through the Representatives specifically for inclusion therein.

            (b) Neither the Company nor any Affiliate (as defined in Rule 501(b) of Regulation D under the Securities Act ("Regulation D")) of the Company or any person acting on its or their behalf (other than the Initial Purchasers, as to which no representation is made) has, directly or indirectly, made offers or sales of any security, or solicited offers to buy any security, under circumstances that would require the registration of the Notes under the Securities Act.

            (c) Neither the Company nor any Affiliate of the Company, or any person acting on its or their behalf (other than the Initial Purchasers, as to which no representation is made) has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in
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      connection with any offer or sale of the Notes in the United States.

            (d) The Notes satisfy the eligibility requirements of Rule 144A(d)(3) under the Securities Act.

            (e) Neither the Company nor any Affiliate, nor any person acting on its or their behalf (other than the Initial Purchasers or their respective Affiliates, as to whom the Company makes no representation) has engaged or will engage in any directed selling efforts within the meaning of Regulation S under the Securities Act ("Regulation S") and each of the Company, its Affiliates and any person acting on its or their behalf (other than the Initial Purchasers or their respective Affiliates) has complied with and will comply with the offering restrictions requirement of Regulation S.

            (f) The Company is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended (the "Investment Company Act"), without taking account of any exemption arising out of the number of holders of the securities of the Company, as the case may be. In respect of each taxable year during which any Note is outstanding, neither the Company nor any subsidiary of the Company is or will be a personal holding company, as defined in Section 542 of the Internal Revenue Code of 1986, as amended (the "Code"), at any time during which any Note is outstanding. In respect of the taxable year ending January 25, 1997, neither the Company nor any subsidiary of the Company will have undistributed personal holding company income, as defined in Section 545 of the Code. For the purposes of the Puerto Rico Income Tax Act of 1954, as amended, neither PXC&M Holdings, Inc. nor the Company is or will be engaged in trade or business in Puerto Rico at any time during which any
      Note is outstanding.

            (g) The Company is subject to and in full compliance with the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

            (h) The Company has not paid or agreed to pay to any person any compensation for soliciting another to purchase any securities of the Company (except as contemplated by this Agreement).

            (i) The consolidated financial statements (including the notes thereto) and schedules of the Company and its consolidated subsidiaries set forth in the Final Memorandum fairly present in all material respects the financial position
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      of the Company and its consolidated subsidiaries, and the results of operations as of the dates and for the periods specified therein; since the date of the latest of such financial statements, there has been no change nor any development or event involving a prospective change which has had a material adverse effect on (i) the business, operations, properties, assets, liabilities, net worth, condition (financial or otherwise) or prospects of the Company and its consolidated subsidiaries, taken as a whole, as the case may be, or (ii) the ability of the Company to perform any of its obligations under this Agreement, the Registration Rights Agreement, the Indenture or the Notes (a "Material Adverse Effect"); such financial statements and schedules have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved (except as otherwise expressly noted in the Final Memorandum); and the summary and selected historical financial information included in the Final Memorandum has been derived from the financial statements of the Company and fairly presents, on the basis stated in the Final Memorandum, the information included therein.

            (j) Subsequent to the respective dates as of which information is given in the Final Memorandum, (i) the Company and the subsidiaries of the Company have not incurred any material liability or obligation, direct or contingent, nor entered into any material transaction not in the ordinary course of business; (ii) the Company has not purchased any of its outstanding capital stock, nor declared, paid or otherwise made any dividend or distribution of any kind on its capital stock; and (iii) there has not been any material change in the capital stock, short-term debt or long-term debt of the Company and the subsidiaries of the Company, except in each case as described in or contemplated by the Final Memorandum.

            (k) Each of the Company and the subsidiaries of the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of Delaware or, in the case of each subsidiary of the Company, the jurisdiction in which it is chartered or organized, and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction which requires such qualification wherein it owns or leases material properties or conducts material business, except in such jurisdictions in which the failure to so qualify, singly or in the aggregate, would not have a Material Adverse Effect.

            (l) Each of the Company and the subsidiaries of the Company has full power (corporate and other) to own or lease its properties and conduct its business as described in the
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                                       5


      Final Memorandum; and the Company has full power (corporate and other) to enter into this Agreement, the Registration Rights Agreement, the Indenture and the New Bank Credit Agreement and to carry out all the terms and provisions hereof and thereof to be carried out by it.

            (m) The Company has the authorized, issued and outstanding capitalization as set forth in the Final Memorandum under the caption "Capitalization." All of the issued shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable.

            (n) The issued shares of capital stock of each of the Company's subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and, except for directors' qualifying shares and except as otherwise set forth in the Final Memorandum are owned of record and beneficially by the Company, either directly or through wholly owned subsidiaries, free and clear of any pledge, lien, encumbrance, security interest, restriction on voting or transfer, preemptive rights or other defect or claim of any third party. No subsidiary of the Company is prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such subsidiary's capital stock, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary's property or assets to the Company or any other subsidiary of the Company, except as described in or contemplated by the Final Memorandum.

            (o) Neither the Company nor any of the subsidiaries of the Company is in violation of its or any of their charter documents. No default exists, and no event has occurred which, with notice or lapse of time or both, would constitute a default in the due performance and observation of any term, covenant or condition of any indenture, mortgage, deed of trust, lease or other agreement or instrument to which the Company or any of the subsidiaries of the Company is a party, or by which the Company or any of the subsidiaries of the Company or any of their respective properties is bound, which would have a Material Adverse Effect.

            (p) The issuance, offering and sale of the Notes to the Initial Purchasers by the Company pursuant to this Agreement, the compliance by the Company with the other provisions of this Agreement and the provisions of the Registration Rights Agreement, the Indenture, the Notes and the New Bank Credit Agreement, the consummation of the other
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                                       6


      transactions herein and therein contemplated and the consummation of the other transactions contemplated hereby and in the Final Memorandum do not
      (i) require the consent, approval, authorization, order, registration or qualification of or with any governmental authority or court, except such as may be required under state securities or blue sky laws or except as may be contemplated by the Registration Rights Agreement or (ii) conflict with, result in a breach or violation of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, any material contract, loan agreement, note, indenture, mortgage, deed of trust, lease or other agreement or instrument to which the Company or any of the subsidiaries of the Company is a party, or by which the Company or any of the subsidiaries of the Company or any of their respective properties is bound, or the charter or by-laws of the Company or any of the subsidiaries of the Company, or any statute, rule or regulation or any judgment, order or decree of any governmental authority or court or arbitrator applicable to the Company or any of the subsidiaries of the Company, except as rights to indemnity and contribution may be limited by federal or state securities laws or public policy.

            (q) The Company and the subsidiaries of the Company possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities or bodies necessary to conduct their respective businesses, and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

            (r) No legal or governmental proceedings or investigations are pending to which the Company or any of the subsidiaries of the Company is a party or to which the property of the Company or any of the subsidiaries of the Company is subject that are not described in the Final Memorandum, and no such proceedings or investigations, to the best knowledge of the Company, have been threatened against the Company or any of the subsidiaries of the Company, or with respect to any of their respective properties, except in each case for such proceedings or investigations that, singly or in the aggregate, are not reasonably likely to result in a Material Adverse Effect.

            (s) The Company and each of the subsidiaries of the Company have valid title in fee simple to all items of real property and title to all personal property owned by each of
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                                       7


      them, in each case free and clear of any pledge, lien, encumbrance, security interest or other defect or claim of any third party, except (i) such as do not materially and adversely affect the value of such property and do not interfere with the use made or proposed to be made of such property by the Company or such subsidiary to an extent that such interference would have a Material Adverse Effect, and (ii) as otherwise set forth in the Final Memorandum. Any real property and buildings held under lease by the Company or any such subsidiary are held under valid, subsisting and enforceable leases, with such exceptions as do not materially interfere with the use made or proposed to be made of such property and buildings by the Company or such subsidiary.

            (t) This Agreement has been duly authorized, executed and delivered by the Company.

            (u) The Registration Rights Agreement, the Indenture and the New Bank Credit Agreement have been duly authorized by all necessary corporate actions of the Company and, when duly executed and delivered by the Company and the other parties thereto, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the same may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally, including without limitation the effect of statutory or other laws regarding fraudulent conveyances or transfers or preferential transfers, or (ii) general principles of equity, whether considered at law or at equity, and except as rights to indemnity and contribution in the Registration Rights Agreement may be limited by federal or state securities laws or public policy.

            (v) The Notes have been duly authorized by all necessary corporate action for issuance and sale pursuant to this Agreement and, when executed, authenticated, issued and delivered in the manner provided for in the Indenture and sold and paid for as provided in this Agreement, the Notes will constitute legal, valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except as the same may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally, including without limitation the effect of statutory or other laws regarding fraudulent conveyances or transfers or preferential transfers or (ii) general principles of equity, whether considered at law or at equity.
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                                       8


            (w) Deloitte & Touche LLP, who have audited certain financial statements of the Company and its consolidated subsidiaries and delivered their reports with respect to the audited consolidated financial statements and schedules in the Final Memorandum, are independent public accountants within the meaning of the Securities Act and the applicable rules and regulations thereunder.

            (x) The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

            (y) Neither the Company nor any of the subsidiaries of the Company is now or, after giving effect to the issuance of the Notes and the consummation of the transactions contemplated by the Final Memorandum will be (i) insolvent, (ii) left with unreasonably small capital with which to engage in its anticipated businesses or (iii) incurring debts beyond its ability to pay such debts as they become due.

            (z) The Company and the subsidiaries of the Company own or otherwise possess the right to use all patents, trademarks, service marks, trade names and copyrights, all applications and registrations for each of the foregoing, and all other proprietary rights and confidential information used in the conduct of their respective businesses as currently conducted; and neither the Company nor any subsidiary of the Company has received any notice, or is otherwise aware, of any infringement of or conflict with the rights of any third party with respect to any of the foregoing which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

            (aa) The Company and the subsidiaries of the Company are insured by insurers of recognized financial responsibility (or by appropriate self-insurance) against such losses and risks and in such amounts as are prudent and customary in the businesses and in the locations in or at which they are engaged; and neither the Company nor any such subsidiary has any reason to believe that it will not be able to renew its
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                                       9


      existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

            (bb) No labor dispute with the employees of the Company, or any of the subsidiaries of the Company, exists or to the knowledge of the Company is threatened or imminent which is likely to result in a Material Adverse Effect.

            (cc) The Company has filed all foreign, federal, state and local tax returns that are required to be filed, except insofar as the failure to file such returns, singly or in the aggregate, would not have a Material Adverse Effect, or has requested extensions thereof and in each case has paid all material taxes required to be paid by it and any other material assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, other than those being contested in good faith and for which adequate reserves have been provided or those currently payable without penalty or interest.

            (dd) Neither of the Company nor any Affiliate of the Company has taken, directly or indirectly, any action designed to cause or result in, or which has constituted or which might reasonably be expected to cause or result in, stabilization or manipulation (as such terms are defined under the Exchange Act) of the price of any security of the Company to facilitate the sale or resale of the Notes.

            (ee) The Company and its subsidiaries are (i) in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("Environmental Laws"), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, have a Material Adverse Effect.

            (ff) The Company shall conduct its business and affairs such that amounts payable by it on the Notes will be free of any and all taxes, including, without limitation, withholding taxes, due under the laws of Puerto Rico or any subdivision or
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                                       10


      locality thereof ("Puerto Rican Taxes") as in effect on the Closing Date.

            (gg) Each certificate signed by any officer of the Company and delivered to the Initial Purchasers or its counsel shall be deemed to be a representation and warranty by the Company to the Initial Purchasers as to the matters covered thereby.

            2. Purchase and Sale. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to sell to each Initial Purchaser, and each Initial Purchaser agrees, severally and not jointly, to purchase from the Company at a purchase price of 90.25% of the principal amount thereof, plus accrued interest, if any, from April 29, 1997 to the Closing Date, the principal amount of Notes set forth opposite such Initial Purchaser's name in Schedule I hereto.

            3. Delivery and Payment. Delivery of and payment for the Notes shall be made at 9:00 a.m. New York City time, on April 29, 1997, or such later date (not later than May 6, 1997) as the Representatives shall designate, which date and time may be postponed by agreement between the Representatives and the Company (such date and time of delivery and payment for the Notes being herein called the "Closing Date"). Delivery of the Notes shall be made to the Representatives for the respective accounts of the Initial Purchasers against payment by the Initial Purchasers through the Representatives of the purchase price thereof to or upon the order of the Company in immediately available funds or such other manner of payment as may be agreed by the Company and the Representatives. Delivery of the Notes shall be made at such location as the Representatives shall reasonably designate at least one business day in advance of the Closing Date and payment for the Notes shall be made at the offices of Shearman & Sterling ("Counsel for the Initial Purchasers"), 599 Lexington Avenue, New York, New York, with any transfer taxes payable in connection with the transfer of the Notes fully paid, against payment of the purchase price therefor. Certificates for the Notes shall be registered in such names and in such denominations as the Representatives may request not less than two full business days in advance of the Closing Date.

            The Company agrees to have the Notes available for inspection, checking and packaging by the Representatives in New York, New York, not later than 1:00 p.m. on the business day prior to the Closing Date.

            4. Offering of Notes. Each Initial Purchaser severally and not jointly, represents and warrants to and agrees, with the
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                                       11


Company that:

            (a) It has not offered or sold, and will not offer or sell, any Notes except to those it reasonably believes to be (i) "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) and that, in connection with each such sale, it has taken or will take reasonable steps to ensure that the purchaser of such Notes is aware that such sale is being made in reliance on Rule 144A, or (ii) other institutional "accredited investors" (as defined in Rule 501(a) (1), (2),
      (3) or (7) of Regulation D) that, prior to their purchase of the Notes, deliver to such Initial Purchaser a letter containing the representations and agreements set forth in the form of Annex A to the Final Memorandum or
      (iii) non-U.S. persons outside the United States to whom it reasonably believes offers and sales of the Notes may be made in reliance upon Regulation S in transactions meeting the requirements of Regulation S.

            (b) Neither it nor any person acting on its behalf has made or will make offers or sales of the Notes in the United States by means of any form of general solicitation or general advertising (within the meaning of Regulation D) in the United States.

            (c) With respect to Notes sold in reliance on Regulation S, the Initial Purchasers have not offered or sold, and will not offer or sell, any Notes by means of any directed selling efforts (as defined in Rule 902 of Regulation S) in the United States.

            (d) Other than as may be required pursuant to Section 5(d) hereof,
      (i) the Company is not obligated to take any action that would permit the offer or sale of the Notes or the distribution of any offering memorandum or any other offering material relating to the Notes in any jurisdiction where action for that purpose is required and (ii) the Company will have no responsibility with respect to the right of any person to offer or sell Notes or to distribute any offering memorandum or any other offering material relating to the Notes in any jurisdiction. Therefore, except as may be required pursuant to Section 5(d) hereof, each Initial Purchaser will obtain any consent, approval or authorization required for it to offer or sell Notes, or to distribute any offering memorandum or any other offering material relating to the Notes, under the laws or regulations of any jurisdiction where it proposes to make offers or sales of Notes, or to distribute any offering memorandum or any other offering material relating to the Notes.

            (e) (i) It has not offered or sold and prior to the date six months after the Closing Date will not offer or sell any Notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, (ii) it has complied, and will comply, with all applicable provisions of the Financial Services Act of 1986 of Great Britain with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom, and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of the Notes to a person who is of a kind described in Article 11(3) of the Financial Services Act of 1986 (Investment Advertisements) (Exemptions) (No. 2) Order 1996 of Great Britain or is a person to whom the document may otherwise lawfully be issued or passed on.

            5. Agreements. The Company agrees with each Initial Purchaser that:

            (a) The Company will furnish to each Initial Purchaser and to Counsel for the Initial Purchasers, without charge, during the period referred to in paragraph (c) below, as many copies of the Final Memorandum and any amendments and supplements thereto as it may reasonably request. The Company will pay the expenses of printing of all documents relating to the Offering.

            (b) The Company will not amend or supplement the Final Memorandum without the prior written consent of the Representatives (which consent shall not be unreasonably withheld).

            (c) If at any time prior to the completion of the sale of the Notes by the Initial Purchasers, any event occurs as a result of which the Final Memorandum, as then amended or supplemented, would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it should be necessary to amend or supplement the Final Memorandum to comply with applicable law, the Company will promptly notify the Representatives of the same and, subject to the requirements of paragraph (b) of this Section 5, will prepare and provide to the Representatives pursuant to paragraph (a) of this Section 5 an amendment or supplement which will correct such statement or omission or effect such compliance.

            (d) The Company will arrange for the qualification of the Notes for sale by the Initial Purchasers under the laws of such jurisdictions as the Initial Purchasers may reasonably designate and will maintain such qualifications in effect as long as required for the sale of the Notes; provided, however, that the Company shall not be obligated to qualify as a foreign corporation in any jurisdiction in which it is not now so qualified or to take any action that would subject it to general consent to service of process in any jurisdiction in which it is not now so subject or to subject itself to taxation in any such jurisdiction. The Company will promptly advise the Representatives of the receipt by the Company of any notification with respect to the suspension of the qualification of the Notes for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

            (e) Whenever the Company publishes or makes available to the public (by filing with any regulatory authority or securities exchange or by publishing a press release or otherwise) any information that could reasonably be expected to be material in the context of the offer and sale of Notes under this Agreement, the same shall immediately notify the Initial Purchasers as to the nature of such information or event. Until the third anniversary of the Closing Date, the Company will notify the Initial Purchasers of (i) any decrease in the rating of the Notes or any other debt securities of the Company by any nationally recognized statistical rating organization (as defined in Rule 436(g) under the Securities Act) or (ii) any notice given of any intended or potential decrease in any such rating or of a possible change in any such rating which does not indicate the direction of the possible change, as soon as the Company becomes aware of any such decrease or notice. For a period of three years after the Closing Time, the Company will also deliver to the Initial Purchasers, as soon as available and to the extent individually prepared, and without request, copies of its latest annual report and quarterly statement and any reports of its auditors thereon.

            (f) The Company will not, and will not permit any of its Affiliates to, resell any Notes that have been acquired by any of them.

            (g) Neither the Company, nor any of its Affiliates, nor any person acting on its or their behalf other than the Initial Purchasers, as to which no agreement is made, will, directly or indirectly, make offers or sales of any security, or solicit offers to buy any security, under circumstances that would require the registration of the Notes under the Securities Act.

            (h) Neither the Company nor any of its Affiliates, nor any person acting its or on their behalf other than the Initial Purchaser, as to which no agreement is made, will engage, in connection with the offering of the Notes, (i) in any form of general solicitation or general advertising (within the meaning of Regulation D), (ii) in any public offering within the meaning of Section 4(2) of the Securities Act or (iii) in any directed selling efforts (as defined in Rule 902 under the Securities Act and the Securities and Exchange Commission's Release No. 33-6863) and each of them will comply with the offering restrictions requirement of Regulation S in the United States in connection with the Notes proposed to be offered and sold pursuant to Regulation S by the Initial Purchasers in connection with any offer or sale of the Notes.

            (i) So long as any of the Notes are "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act, the Company will, during any period in which it is not subject to and in compliance with
      Section 13 or 15(d) of the Exchange Act, provide to each holder of such restricted securities and to each prospective purchaser (as designated by such holder) of such restricted securities, upon the request of such holder or prospective purchaser, any information required to be provided by Rule 144A(d)(4) under the Securities Act.

            (j) The Company will cooperate with the Representatives and use its best efforts to (i) permit the Notes to be eligible for clearance and settlement through The Depository Trust Company and (ii) permit the Notes to be designated PORTAL-eligible securities in accordance with the rules and regulations of the National Association of Securities Dealers, Inc. (the "NASD").

            (k) The Company will not, until 180 days following the Closing Date, without the prior written consent of the Representatives, offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce the offering of, any debt securities issued or guaranteed by the Company (other than the Notes).

            6. Conditions to the Obligations of the Initial Purchasers. The obligations of the Initial Purchasers to purchase the Notes shall be subject to the accuracy in all material respects of the representations and warranties on the part of the Company contained herein at the date and time that this Agreement is executed and delivered by the parties hereto (the "Execution Time"), and the Closing Date, to the accuracy in all material respects of the statements of the Company made in any certificates pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions:

            (a) The Company shall have entered into a Registration Rights Agreement with the Representatives in the form attached hereto as Exhibit A.

            (b) The Company shall have furnished to the Representatives the opinion of Milbank, Tweed, Hadley & McCloy, counsel for the Company, dated the Closing Date, substantially to the effect that:

                  (i) the Company has been duly incorporated and is validly
            existing as a corporation in good standing under the laws of Delaware and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction which requires such qualification wherein it owns or leases material properties or conducts material business, except in such jurisdictions in which the failure to so qualify, singly or in the aggregate, would not have a Material Adverse Effect;

                  (ii) Each of the subsidiaries of the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction in which it is chartered or organized and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction which requires such qualification wherein it owns or leases material properties or conducts material business, except in such jurisdictions in which the failure to so qualify, singly or in the aggregate, would not have a Material Adverse Effect;

                  (iii) the Company has the authorized, issued and outstanding capitalization as set forth in the Final Memorandum under the caption "Capitalization." All of the issued shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable;

                  (iv) the issued shares of capital stock of each of the
            Company's subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and, except for directors' qualifying shares and except as otherwise set forth in the Final Memorandum are owned of record and beneficially by the Company, either directly or through wholly owned subsidiaries, free and clear of any pledge, lien, encumbrance, security interest, restriction on voting or transfer, preemptive rights or other defect or claim of any third party;

                  (v) this Agreement has been duly authorized, executed and
            delivered by the Company;

                  (vi) each of the Registration Rights Agreement, the Indenture and the New Bank Credit Agreement have been duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as the same may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally, including without limitation the effect of statutory or other laws regarding fraudulent conveyances or transfers or preferential transfer, or (B) general principles of equity, whether considered at law or at equity, and except as rights to indemnity and contribution in the Registration Rights Agreement may be limited by federal or state securities law or public policy;

                  (vii) the Notes have been duly authorized and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchasers pursuant to this Agreement, will constitute legal, valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except as may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally, including without limitation the effect of statutory or other laws regarding fraudulent conveyances or transfers or preferential transfers or (B) general principles of equity, whether considered at law or at equity;

                  (viii) the statements set forth under the headings
            "Description of Notes," "Description of New Bank Credit Agreement" and the "Plan of Distribution" and "Taxation" in the Final Memorandum, insofar as such statements constitute summaries of the legal matters, documents and proceedings referred to therein, fairly summarize the matters referred to therein;

                  (ix) the issuance, offering and sale of the Notes to the
            Initial Purchasers by the Company pursuant to this Agreement, the compliance by the Company with the other provisions of this Agreement and the provisions of the Registration Rights Agreement, the Indenture, the Notes and the New Bank Credit Agreement do not
            (A) require the consent, approval, authorization, order, registration or qualification of or with any governmental authority or court, except such as may be required under state securities or blue sky laws or (B) conflict with, result in a breach or violation of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to the charter or by-laws of the Company or any of the subsidiaries of the Company, or, to the best knowledge of such counsel, any material contract, loan agreement, note, indenture, mortgage, deed of trust, lease or other agreement or instrument to which the Company or any of the subsidiaries of the Company is a party or by which the Company or any of the subsidiaries of the Company, or any of their respective properties is bound, or any statute, rule or regulation or, to the best knowledge of such counsel, any judgment, order or decree of any governmental authority or court or arbitrator applicable to the Company or any of the subsidiaries of the Company;

                  (x) assuming the accuracy of the representations and
            warranties of the Initial Purchasers and compliance by it with its agreements contained herein, no registration of the Notes under the Securities Act is required, and no qualification of the Indenture under the Trust Indenture Act of 1939 is necessary, for the offer and sale by the Initial Purchasers of the Notes in the manner contemplated by this Agreement; and

                  (xi) the Company is not an "investment company" within the meaning of the Investment Company Act without taking account of any exemption arising out of the number of holders of securities of the Company.

            Such counsel shall also state that they have no reason to believe that at the Execution Time the Final Memorandum contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or that the Final Memorandum as the same may be amended or supplemented includes an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

            In rendering such opinion, such counsel may rely (A) as to matters involving the application of laws of any jurisdiction other than the State of New York, the State of Delaware or the United States, to the extent they deem proper and specified in such opinion, upon the opinion of other counsel of good standing whom they believe to be reliable and who are satisfactory to Counsel for the Initial Purchasers and (B) as to matters of fact, to the extent they deem proper, on certificates of responsible officers of the Company and public officials.

            All references in this Section 6(b) to the Final Memorandum shall be deemed to include any amendment or supplement thereto at the Closing Date.

            (c) The Initial Purchasers shall have received from Shearman & Sterling, Counsel for the Initial Purchasers such opinion or opinions, dated the Closing Date, with respect to the issuance and sale of the Notes and other related matters as the Initial Purchasers may reasonably require, and the Company shall have furnished to such counsel such documents as they reasonably request for the purpose of enabling them to pass upon such matters;

            (d) (i) the representations and warranties of the Company in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on the Closing Date, and the Company shall have complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date;

            (ii) since the date of the most recent financial statements included in the Final Memorandum, there shall have been no change nor any development or event involving a prospective change constituting a Material Adverse Effect; and

            (iii) the Company shall have furnished to the Initial Purchasers a certificate of the Company, as the case may be, signed by the chief executive officer and the principal financial or accounting officer of the Company dated the Closing Date, to the effect that the signers of such certificate have carefully examined the Final Memorandum, any amendment or supplement to the Final Memorandum and this Agreement and to the effect set forth in clauses (i) and (ii) above.

            (e) At the Execution Time and at the Closing Date, Deloitte & Touche LLP shall have furnished to the Initial Purchasers a letter or letters, dated respectively as of the Execution Time and as of the Closing Date, in form and substance satisfactory to the Initial Purchasers, confirming that they are independent accountants within the meaning of the Securities Act and the Exchange Act and the applicable rules and regulations thereunder and Rule 101 of the Code of Professional Conduct of the American Institute of Certified Public Accountants (the "AICPA") and substantially to the effect that:

                  (i) in their opinion the audited financial statements included in the Final Memorandum and reported on by them comply in form in all material respects with the applicable accounting requirements of the Exchange Act and the related published rules and regulations thereunder; and

                  (ii) on the basis of a reading of the latest unaudited
            financial statements made available by the Company and its subsidiaries; their limited review in accordance with the standards established by the AICPA of the unaudited interim financial information; carrying out certain specified procedures (but not an examination in accordance with generally accepted auditing standards) which would not necessarily reveal matters of significance with respect to the comments set forth in such letter; a reading of the minutes of the meetings of the stockholders, directors and audit and compensation committees of the Company and the subsidiaries; and inquiries of certain officials of the Company who have responsibility for financial and accounting matters of the Company and its subsidiaries as to transactions and events subsequent to January 25, 1997, nothing came to their attention which caused them to believe that with respect to the period subsequent to January 25, 1997, there were at a specified date not more than four business days prior to the date of the letter, any change in the capital stock, increase in the long-term debt or decrease in stockholder's equity, in each case, of the Company and its subsidiaries as compared with the amounts shown on the January 25, 1997 consolidated balance sheet included in the Final Memorandum, or for the period from January 25, 1997 to such specified date there were, as compared with the corresponding period in the preceding year, any decrease in net sales or any increase in net loss of the Company and its subsidiaries, except in all instances for changes, decreases or increases set forth in such letter, in which case the letter shall be accompanied by an explanation by the Company as to the significance thereof unless said explanation is not deemed necessary by the Initial Purchasers; and

                  (iii) on the basis of a reading of the unaudited pro forma financial information (the "pro forma financial information") included in the Final Memorandum; carrying out certain specified procedures; inquiries of certain officials of the Company who have responsibility for financial and accounting matters; and proving the arithmetic accuracy of the application of the pro forma adjustments to the historical amounts in the pro forma financial information, nothing came to their attention which caused them to believe that the pro forma financial information do not comply in form in all material respects with the applicable accounting requirements of Rule 11-02 of Regulation S-X or that the pro forma adjustments have not been properly applied to the historical amounts in the compilation of such information; and

                  (iv) they have performed certain other specified procedures as a result of which they determined that certain information of an accounting, financial or statistical nature (which is limited to accounting, financial or statistical information derived from the general accounting records of the Company and the subsidiaries of the Company) set forth in the Final Memorandum, including without limitation the information set forth under the captions "Offering Memorandum Summary," "Risk Factors," "Use of Proceeds," "Capitalization," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," "Description of New Bank Credit Agreement" and "Description of Notes" in the Final Memorandum, agrees with the accounting records of the Company and the subsidiaries of the Company excluding any questions of legal interpretation.

            All references in this Section 6(e) to the Final Memorandum shall be deemed to include any amendment or supplement thereto at the date of the letter.

            (f) The Notes shall have been designated PORTAL-eligible securities in accordance with the rules and regulations of the

      NASD.

            (g) Subsequent to the Execution Time or, if earlier, the dates as of which information is given in the Final Memorandum, there shall not have been (i) any change or decrease specified in the letter or letters referred to in paragraph (e) of this Section 6 or (ii) any change, or any development involving a prospective change, in or affecting the business or properties of the Company and the subsidiaries of the Company the effect of which, in any case referred to in clause (i) or (ii) above, in the judgment of the Initial Purchasers is so material and adverse as to make impractical or inadvisable the marketing of the Notes as contemplated by the Final Memorandum.

            (h) Subsequent to the Execution Time, there shall not have been any decrease in the rating of any of the Company's debt securities by any "nationally recognized statistical rating organization" (as defined for purposes of Rule 436(g) under the Securities Act) or any notice given of any intended or potential decrease in any such rating or of a possible change in any such rating that does not indicate the direction of the possible change.

            (i) The Company and Pueblo International, Inc. shall have entered into the New Bank Credit Agreement providing for a revolving credit facility of no less than $65 million.

            (j) Prior to the Closing Date, the Company shall have furnished to the Initial Purchasers such further information, certificates and documents as the Initial Purchasers may reasonably request.

            If any of the conditions specified in this Section 6 shall not have been fulfilled in all material respects when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be in all material respects reasonably satisfactory in form and substance to the Initial Purchasers and Counsel for the Initial Purchasers, this Agreement and all obligations of the Initial Purchasers hereunder may be canceled at the Closing Date by the Initial Purchasers. Notice of such cancellation shall be given to the Company in writing or by telephone or telegraph confirmed in writing.

            The documents required to be delivered by this Section 6 will be delivered at the office of Counsel for the Initial Purchasers, at 599 Lexington Avenue, New York, New York, on the Closing Date.

            7. Payment of Expenses. The Company shall, whether or not the transactions contemplated by this Agreement are consummated, pay all expenses incident to the performance of its obligations under this Agreement, including the fees and disbursements of its accountants and counsel, the cost of printing and delivery of the Preliminary Memorandum, the Final Memorandum, all amendments thereof and supplements thereto, this Agreement and all other documents relating to the offering, the cost of preparing, printing, packaging and delivering the Notes, the fees and disbursements, including fees of counsel, incurred in compliance with Section 5(d), the fees and disbursements of the Trustee, the fees of any agency that rates the Notes and the fees and expenses incurred in connection with the admission of the Notes for trading in the PORTAL system. If the sale of the Notes provided for herein is not consummated because any condition to the obligations of the Initial Purchasers set forth in Section 6 hereof is not satisfied or because of any refusal, inability or failure on the part of the Company to perform any agreement herein or comply with any provision hereof other than by reason of default by any of the Initial Purchasers in payment for the Notes on the Closing Date, the Company will reimburse the Initial Purchasers severally upon demand for all out-of-pocket expenses (including reasonable fees and disbursements of counsel) that shall have been incurred by them in connection with the proposed purchase and sale of the Notes.

            8. Indemnification and Contribution. (a) The Company agrees to indemnify and hold harmless each Initial Purchaser, the directors, officers, employees and agents of each Initial Purchaser and each person who controls any Initial Purchaser within the meaning of either the Securities Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Memorandum or the Final Memorandum, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission (i) made in the Preliminary Memorandum or the Final Memorandum, or in any amendment thereof or supplement thereto, in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Initial Purchasers specifically for inclusion therein or (ii) made in the Preliminary Memorandum if a copy of the Final Memorandum was not delivered by or on behalf of the Initial Purchasers to the person asserting any claim against the Initial Purchasers and the untrue statement contained in or omission from such Preliminary Memorandum was corrected in the Final Memorandum. This indemnity agreement will be in addition to any liability which the Company or the Guarantors may otherwise have.

            (b) Each Initial Purchaser severally agrees to indemnify and hold harmless the Company, its directors, its officers, and each person who controls the Company within the meaning of either the Securities Act or the Exchange Act, to the same extent as the foregoing indemnity from the Company to each Initial Purchaser, but only with reference to written information relating to such Initial Purchaser furnished to the Company by or on behalf of such Initial Purchaser through the Representatives specifically for inclusion in the Preliminary Memorandum or the Final Memorandum (or in any amendment or supplement thereto). This indemnity agreement will be in addition to any liability which any Initial Purchaser may otherwise have. The Company acknowledges that the statements set forth in the last paragraph of the cover page and under the heading "Plan of Distribution" in the Preliminary Memorandum and the Final Memorandum constitute the only information furnished in writing by or on behalf of the Initial Purchasers for inclusion in the Preliminary Memorandum or the Final Memorandum (or any amendment or supplement thereto).

            (c) Promptly after receipt by an indemnified party under this
Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel of the indemnifying party's choice at the indemnifying party's expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expense of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be satisfactory to the indemnified party. Notwithstanding the indemnifying party's election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by NationsBanc Capital Markets, Inc. in the case of parties indemnified pursuant to paragraph
(a) above and by the Company in the case of parties indemnified pursuant to paragraph (b) above. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent (not to be unreasonably withheld), but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the third and fourth sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 20 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least five days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding.

            (d) In the event that the indemnity provided in paragraph (a) or (b) of this Section 8 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Company and the Initial Purchasers agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending same) (collectively "Losses") to which the Company and one or more of the Initial Purchasers may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company and by the Initial Purchasers from the offering of the Notes; provided, however, that in no case shall any Initial Purchaser (except as may be provided in any agreement among the Initial Purchasers relating to the offering of the Notes) be responsible for any amount in excess of the amount by which the total price at which the Notes resold by it in the initial placement of such Notes were offered to investors exceeds the amount of any Losses that such Initial Purchaser has otherwise been required to pay. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Company and the Initial Purchasers shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company and of the Initial Purchasers in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. Benefits received by the Company shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses), and benefits received by the Initial Purchasers shall be deemed to be equal to the total purchase discounts and commissions received by the Initial Purchasers from the Company in connection with the purchase of the Notes hereunder. Relative fault shall be determined by reference to whether any alleged untrue statement or omission relates to information provided by the Company or the Initial Purchasers and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Initial Purchasers agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take into account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 8, each person who controls an Initial Purchaser within the meaning of either the Securities Act or the Exchange Act and each director, officer, employee and agent of an Initial Purchaser shall have the same rights to contribution as such Initial Purchaser, and each person who controls the Company within the meaning of either the Securities Act or Exchange Act and each officer and director of the Company shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this paragraph (d).

            9. Default by an Initial Purchaser. If any one or more Initial Purchasers shall fail to purchase and pay for any of the Notes agreed to be purchased by such Initial Purchaser hereunder and such failure to purchase shall constitute a default in the performance of its or their obligations under this Agreement, the remaining Initial Purchasers shall be obligated severally to take up and pay for (in the respective proportions which the principal amount of Notes set forth opposite their names in Schedule I hereto bears to the aggregate principal amount of Notes set forth opposite the names of all the remaining Initial Purchasers) the Notes which the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase; provided, however, that in the event that the aggregate principal amount of Notes which the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase shall exceed 10% of the aggregate principal amount of Notes set forth in Schedule I hereto, the remaining Initial Purchasers shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Notes, and if such non-defaulting Initial Purchasers do not purchase all the Notes, this Agreement will terminate without liability to any non-defaulting Initial Purchaser or the Company. In the event of a default by any Initial Purchaser as set forth in this
Section 9, the Closing Date shall be postponed for such period, not exceeding seven days, as the Representatives shall determine in order that the required changes in the Final Memorandum or in any other documents or arrangements may be effected. Nothing contained in this Agreement shall relieve any defaulting Initial Purchaser of its liability, if any, to the Company or any non-defaulting Initial Purchaser for damages occasioned by its default hereunder.

            10. Termination. This Agreement shall be subject to termination in the absolute discretion of the Representatives, by notice given to the Company prior to delivery of and payment for the Notes, if prior to such time (i) trading in securities generally on the New York Stock Exchange or the Nasdaq Stock Exchange shall have been suspended or limited or minimum prices shall have been established on any such exchanges, (ii) a banking moratorium shall have been declared either by Federal or New York State authorities or (iii) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war or other calamity or crisis the effect of which on financial markets is such as to make it, in the judgment of the Representatives, impracticable or inadvisable to proceed with the offering or delivery of the Notes as contemplated by the Final Memorandum.

            11. Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Company or its officers and of the Initial Purchasers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Initial Purchasers or the Company or any of the officers, directors or controlling persons referred to in Section 8 hereof, and will survive delivery of and payment for the Notes. The provisions of Sections 7 and 8 hereof shall survive the termination or cancellation of this Agreement.

            12. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Representatives, will be mailed, delivered or telecopied and confirmed to them, care of NationsBanc Capital Markets, Inc., 100 North Tryon Street, Charlotte, North Carolina 28255,
Attention: J. Scott Holmes or, if sent to the Company, will be mailed, delivered or telecopied and confirmed to the Company at 1300 N.W. 22nd Street, Pompano Beach, Florida 33069, Attention: General Counsel.

            13. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 8 hereof, and no other person will have any right or obligation hereunder.

            14. Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York.

            15. Business Day. For purposes of this Agreement, "business day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day an which banking institutions in The City of New York, New York are authorized or obligated by law, executive order or regulation to close.

            16. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all such counterparts will together constitute one and the same instrument.

            If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this Agreement and your acceptance shall represent a binding agreement between the Company and the Initial Purchasers.

                                    Very truly yours,

                                    PUEBLO XTRA INTERNATIONAL, INC.


                                    By: /s/ William T. Keon, III
                                        ---------------------------
                                        Name:  William T. Keon, III
                                        Title: President and Chief
                                               Executive Officer

The foregoing Agreement is hereby confirmed and accepted as of the date first above written.

NATIONSBANC CAPITAL MARKETS, INC.


By: /s/ James G. Rose, Jr.
    ------------------------
    Name:  James G. Rose, Jr.
    Title: Managing Director


SCOTIA CAPITAL MARKETS (USA), INC.


By: /s/ Steve Ezzes
    ------------------------
    Name:  Steve Ezzes
    Title: Managing Director

                                   SCHEDULE I

                               INITIAL PURCHASERS


                                                Principal Amount
                                                of Notes to Be Purchased
Initial Purchasers                              ------------------------
------------------
NationsBanc Capital Markets, Inc.............    $42,500,000
Scotia Capital Markets (USA), Inc............    $42,500,000
                                                 -----------
                  Total......................    $85,000,000